EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Hawkins, Inc.:
We consent to the incorporation by reference in the registration statements No. 333-87582 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated, No 333-172761 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, 333-123080 on Form S-8 relating to the Hawkins, Inc. 2004 Omnibus Stock Plan, and 333-174735 on Form S-8 relating to the Hawkins, Inc. 2010 Omnibus Incentive Plan of our reports dated June 9, 2011, with respect to the balance sheets of Hawkins, Inc. as of April 3, 2011 and March 28, 2010, the related statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended April 3, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 3, 2011, which report appears in the April 3, 2011 annual report on Form 10-K of Hawkins, Inc.
Our report dated June 9, 2011 on the effectiveness of internal control over financial reporting as of April 3, 2011, contains an explanatory paragraph stating that the Company acquired Vertex Chemical Corporation (“Vertex”) during fiscal year 2011 and that management excluded Vertex from its assessment of the effectiveness of the Company’s internal control over financial reporting as of April 3, 2011. Our audit of internal control over financial reporting for the Company also excluded an evaluation of the internal control over financial reporting of Vertex.
/s/ KPMG LLP
Minneapolis, Minnesota
June 9, 2011